EXHIBIT 99.1

UNICORP ANNOUNCES RESULTS OF OPERATIONS INCLUDING REVENUE UP OVER 280% FOR 2006 AND EXPECTS REVENUE FOR 2007 TO BE UP OVER 300% VERSUS 2006

HOUSTON, TEXAS - March 19, 2007 - Unicorp, Inc. (OTCBB: UCPI) announced today its results of operations for its fiscal year ended December 31, 2006 and provides revenue and gross profit guidance for fiscal 2007.

For the year ended December 31, 2006, Unicorp reported revenue from oil and gas operations of $924,498, an increase of 282% over the prior year of $242,165. Properties contributing to the increase in revenue are a full year of production from Abbeville Field, Vermillion Parish, LA and successful drilling and completion of the North Edna Prospect, Jefferson Davis Parish, LA and the Walley Prospect, Greene County, MS. Gross profit from oil and gas operations increased from $126,657 for the 2005 period to $696,989 for the 2006 period, which excludes non-cash depletion of $246,411 and $565,504, respectively. For the year ended December 31, 2006, Unicorp reported a net loss of $3,540,561, or $0.04 per share basic and diluted, compared to a net loss of $2,749,011, or $0.03 per share basic and diluted, for the 2005 period.

Based upon the current projects to which Unicorp is participating, the company is projecting revenue for fiscal 2007 in excess of $4,000,000 and gross profit from oil and gas operations excluding depletion in excess of $3,000,000.

The company had previously provided guidance that gross profit for 2007 would triple based upon its current prospects and reaffirms this projection. Unicorp previously reported it would be profitable from operations excluding non-cash charges during the first quarter of 2007 but now expects to achieve this during the second quarter of 2007. The company is revising this guidance downward primarily as a result of delays in completion operations of its South Creole and North Laurel Ridge Prospects, a delay in drilling the Lake Alaska Prospect and the unsuccessful drilling of the St. Martinville Prospect. This guidance updates the previous guidance announced December 6, 2006.

“We are pleased that we closed out 2006 with several successes and had solid growth over 2005,” stated Kevan Casey, CEO of Unicorp. “We believe that 2007 will be another great year and are excited about our many different prospects that we are currently participating in.”

About Unicorp

Unicorp, Inc is primarily engaged in the acquisition, development, exploration and production of crude oil and natural gas. Its focus is on aggressively acquiring working interests in crude oil and natural gas properties with the intent of exploration and development or by enhancing production through the use of modern development techniques such as horizontal drilling, satellite technology and 3-D seismic. The company’s goal is to achieve a high return on its investment by limiting its up-front acquisition costs, by quickly developing its acquisitions and by practicing a sound and smart approach to oil and gas exploration and development.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to successfully acquire oil and gas properties and drill commercial wells. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Unicorp’s future business and financial results, refer to Unicorp’s Annual Report on Form 10-KSB for the year ended December 31, 2006, to be filed with the SEC the week of March 19, 2007. Unicorp undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:
Carl A. Chase
Phone: (713) 402-6717, or
Investors@unicorpinc.net